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Exhibit 99.2

        OFFER TO EXCHANGE

Each Outstanding Share of Class A Common Stock and Class B Common Stock of

zulily, inc.

made by

Mocha Merger Sub, Inc.

a wholly owned subsidiary of

Liberty Interactive Corporation

Pursuant to the Prospectus/Offer to Exchange dated September 1, 2015

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON TUESDAY, SEPTEMBER 29, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

To Brokers, Dealers, Banks,	September 1, 2015
Trust Companies and other Nominees:

        We have been engaged by Mocha Merger Sub, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Liberty Interactive Corporation, a Delaware corporation ("Liberty Interactive"), to act as the information agent (the "Information Agent") in connection with Purchaser's offer to exchange each issued and outstanding share of Class A common stock, par value $0.0001 per share, and Class B common stock, par value $0.0001 per share, of zulily, inc., a Delaware corporation ("zulily"), for consideration (the "Offer Consideration") consisting of:

  $9.375 in cash, without interest and subject to any withholding of taxes required by applicable law, and

  0.3098 of a share of Series A QVC Group common stock of Liberty Interactive, par value $0.01 per share,

subject to adjustment as described below and the other terms and conditions described in the Prospectus/Offer to Exchange (as defined below) and the related Letter of Transmittal (as defined below), which, together with any amendments or supplements thereto, collectively constitute the "Offer." Please furnish copies of the enclosed materials to those of your clients for whom you hold shares of zulily common stock ("Shares") that are registered in your name or in the name of your nominee.

        Herewith are copies of the following documents:

  1.
  The Prospectus/Offer to Exchange dated September 1, 2015 (the "Prospectus/Offer to Exchange");

  2.
  The Letter of Transmittal to be used by stockholders of zulily to tender Shares in the Offer (manually signed photocopies of the Letter of Transmittal may also be used to tender Shares) (the "Letter of Transmittal");

  3.
  zulily's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by zulily, which includes the recommendation of the zulily board of directors that zulily stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer;

  4.
  A form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  6.
  A return envelope addressed to Computershare (the "Depositary") as the Depositary for the Offer.

        We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on September 29, 2015, unless the Offer is extended.

        There is no procedure for guaranteed delivery in the Offer and, therefore, tenders must be received by the Expiration Time.

        The stock and cash components of the Offer Consideration are each subject to adjustment if the amount of cash payable to zulily stockholders who have properly demanded appraisal in accordance with Delaware law (and who have not effectively withdrawn their demand or waived or lost the right to appraisal prior to the time at which all Shares which are validly tendered and not validly withdrawn pursuant to the Offer are accepted by Purchaser) could jeopardize the anticipated qualification of the Offer and the mergers (as defined in the Prospectus/Offer to Exchange), taken together, as a "reorganization" under the Internal Revenue Code of 1986, as amended. See "The Offer—Possible Adjustment to Stock Consideration and Cash Consideration to Preserve Anticipated Tax Treatment" in the Prospectus/Offer to Exchange.

        The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the Expiration Time Shares that, together with any Shares then owned by Purchaser, would represent at least a majority of the voting power of (x) the aggregate voting power of the shares of zulily common stock outstanding immediately after the consummation of the Offer (for the avoidance of doubt, assuming the zulily Class B common stock validly tendered and not validly withdrawn will convert to zulily Class A common stock at the time of the consummation of the Offer), plus (y) the aggregate voting power of the shares of zulily common stock issuable to holders of options issued by zulily from which zulily has received notices of exercise prior to the consummation of the Offer but which have not yet been issued to such holders. The Offer is also subject to other conditions described under "The Offer—Conditions to the Offer" in the Prospectus/Offer to Exchange.

        The zulily board of directors has, by unanimous vote (with the exception of one director, who recused himself from the vote): (1) determined that the terms of the Reorganization Agreement (as defined in the Prospectus/Offer to Exchange) and the transactions contemplated thereby, including the Offer and the first merger (as defined in the Prospectus/Offer to Exchange), are advisable, fair to and in the best interests of, zulily and its stockholders; (2) determined that it is in the best interests of zulily and its stockholders and declared it advisable to enter into the Reorganization Agreement; (3) approved the execution and delivery by zulily of the Reorganization Agreement, the performance by zulily of its covenants and agreements contained therein and the consummation fo the Offer, the mergers and the other transactions contemplated therein upon the terms and subject to the conditions contained in the Reorganization Agreement; and (4) resolved to recommend that the holders of zulily's common stock accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), after the Expiration Time, Purchaser will accept for exchange as soon as practicable after it is permitted to do so under applicable law, all Shares validly tendered to Purchaser and not withdrawn prior to the Expiration Time. Purchaser is required to deliver consideration in exchange for such Shares promptly after the Expiration Time. To validly tender Shares in the Offer, (1) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Time or (2) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Exchange, (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an agent's message (as defined in the Prospectus/Offer to Exchange) and any other required documents, must be received by the Depositary prior to the Expiration Time, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Exchange and a book-entry confirmation (as defined in the Prospectus/Offer to Exchange) must be received by the Depositary prior to the Expiration Time.

        Neither Purchaser nor Liberty Interactive will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions regarding the Offer and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number listed on the back cover of the Prospectus/Offer to Exchange.

        Very truly yours,

        Georgeson Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, LIBERTY INTERACTIVE, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE PROSPECTUS/OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

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  Exhibit 99.2